SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    Form 8-K
              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ------------


                          July 29, 1998 (July 27, 1998)
               (Date of Report (date of earliest event reported))


                               Cendant Corporation
             (Exact name of Registrant as specified in its charter)


           Delaware                         1-10308                   06-0918165
  (State or other jurisdiction       (Commission File No.)      (I.R.S. Employer
of incorporation or organization)                         Identification Number)

        6 Sylvan Way
   Parsippany, New Jersey                                             07054
(Address of principal executive office)                             (Zip Code)





                                 (973) 428-9700
              (Registrant's telephone number, including area code)



                                      None
       (Former name, former address and former fiscal year, if applicable)










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Item 5.   Other

     Management and Corporate Governance Changes. On July 28, 1998, Cendant Corporation (the "Company") announced that Walter A. Forbes resigned as Chairman of the Company and as a member of the Board of Directors. Henry R. Silverman, Chief Executive Officer of the Company, was unanimously elected by the Board of Directors to be Chairman and will continue to serve as Chief Executive Officer and President. Nine members of the Board formerly associated with CUC International Inc. ("CUC") , including Mr. Forbes, also resigned effective immediately. One other Board member formerly associated with CUC will leave the Board by year end, leaving the Company with 18 directors.

     The Board also voted to eliminate the governance plan adopted as part of the merger of CUC and HFS Incorporated, including the 80% super-majority provisions of the Company's By-Laws which included provisions governing the composition of the Board and limitations on the removal of the Chairman and the Chief Executive Officer. In addition, the Board rescheduled the Company's annual meeting of shareholders for October 1, 1998.

     The severance agreement reached with Mr. Forbes gives him the benefits required by his employment contract relating to a termination of Mr. Forbes' employment with the Company for reasons other than for cause. These benefits total $35 million in cash and include the grant of stock options. In addition, the Company provided a limited release for Mr. Forbes. The payments to Mr. Forbes will cause the Company to record an unusual expense of approximately $0.03 per share in the third quarter.

     The immediate departure of nine Directors formerly associated with CUC, and the planned departure of one additional CUC Director, Frederick D. Green, will result in the Company having a Board with 18 Directors. Mr. Green, Chairman of the Audit Committee of the Board, has agreed to resign effective upon completion of the final Audit Committee report relating to the accounting irregularities.

Extension  of American  Bankers  Tender  offer.  On July 27,  1998,  the Company
Corporation announced that it extended its cash tender offer to purchase approximately 23.5 million common shares of American Bankers Insurance Group, Inc. ("ABI") at a price of $67 per share. The offer, which commenced on January 28, 1998, and was scheduled to expire at 5:00 p.m., New York City time, on Monday, August 3, 1998, has been extended through 5:00 p.m., New York City time, Tuesday, September 1, 1998, unless further extended.

     Audit Committee Investigation Update. On July 28, 1998, the Company announced that the Audit Committee of its Board of Directors had received an oral summary of the conclusions of Arthur Andersen LLP's forensic audit of the accounting records of the former CUC. Arthur Andersen reported that its investigation was virtually complete. Deloitte & Touche LLP also reported on the status of its audit and indicated that it was substantially complete. Their conclusions were consistent with the Company's July 14, 1998 $0.22 to $0.28 per share estimate of the aggregate restatement of net income before one-time and extraordinary items required to correct 1997 accounting irregularities and accounting errors.

The information set forth in the press releases attached hereto as Exhibit 99.1,
99.2 and 99.3 and the agreements attached hereto as Exhibits 10.1 and 10.2 are incorporated herein by reference in their entirety.

Item 7.   Exhibits

Exhibit
   No.            Description


10.1              Memorandum, dated July 28, 1998, from Walter A. Forbes to
                  Audit Committee.

10.2 Agreement, dated July 28, 1998, between Cendant Corporation and Walter A. Forbes.

99.1 Press Release: Cendant Extends $67 Per Share Tender Offer for American Bankers Insurance Group to September 1, 1998, dated July 27, 1998.

99.2 Press Release: Cendant Confirms Estimate of 1997 Accounting Restatement, dated July 28, 1998.

99.3              Press Release: Walter Forbes Steps Down as Cendant Chairman.
                  dated July 28, 1998.



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                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                CENDANT CORPORATION



                                                By:  /s/ James E. Buckman
                                                       James E. Buckman
                                                       Senior Executive
                                                       Vice President and
                                                       General Counsel



Date: July 29, 1998





























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                               CENDANT CORPORATION
                           CURRENT REPORT ON FORM 8-K
                   Report Dated July 28, 1998 (July 27, 1998)


                                  EXHIBIT INDEX


Exhibit No.       Description

10.1              Memorandum, dated July 28, 1998, from Walter A. Forbes to
                  Audit Committee.

10.2 Agreement, dated July 28, 1998, between Cendant Corporation and Walter A. Forbes.

99.1 Press Release: Cendant Extends $67 Per Share Tender Offer for American Bankers Insurance Group to September 1, 1998, dated July 27, 1998.

99.2 Press Release: Cendant Confirms Estimate of 1997 Accounting Restatement, dated July 28, 1998.

99.3              Press Release: Walter Forbes Steps Down as Cendant Chairman.
                  dated July 28, 1998.